Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2025, with respect to the consolidated financial statements included in the Annual Report of AirSculpt Technologies, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of AirSculpt Technologies, Inc. on Form S-3 (File No. 333-270069) and on Forms S-8 (File No. 333-260609 and 333-281472).

/s/ GRANT THORNTON LLP

Tampa, Florida
March 14, 2025